Progenics

Creating Shareholder Value Through
the Advancement of Cancer Treatment

Progenics Pharmaceuticals®
Find Fight and Follow®

Paving the Best Path Forward for Long-Term Shareholder Value

Progenics Pharmaceuticals®
Find Fight and Follow®

Safe Harbor Statements

Important Information For Investors And Stockholders

This presentation does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to appropriate registration or qualification under the securities laws of such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

In connection with the Velan Consent Solicitation, Progenics has filed a definitive consent revocation statement and accompanying WHITE consent revocation card with the SEC, which will also be mailed to Progenics' stockholders. PROGENICS' STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE CONSENT REVOCATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND THE ACCOMPANYING WHITE CONSENT REVOCATION CARD BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Stockholders can obtain free copies of Progenics' consent revocation statement, any amendments or supplements to the consent revocation statement, and other documents filed with the SEC by Progenics in connection with the consent revocation solicitation through the website maintained by the SEC at https://www.sec.gov.

In addition, in connection with the proposed merger, Lantheus intends to file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of Progenics and Lantheus that also constitutes a prospectus of Lantheus. Each of Progenics and Lantheus also plan to file other relevant documents with the SEC regarding the proposed merger. Any definitive joint proxy statement/prospectus (if and when available) will be mailed to stockholders of Progenics and Lantheus. INVESTORS AND SECURITY HOLDERS OF PROGENICS AND LANTHEUS ARE STRONGLY ENCOURAGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the registration statement and the joint proxy statement/prospectus (if and when available) and other documents filed with the SEC by Progenics or Lantheus through the website maintained by the SEC at https://www.sec.gov.

Copies of the documents filed with the SEC by Progenics will also be available free of charge on Progenics' website at https://www.progenics.com or by contacting Progenics' Investor Relations Department by email at mdowns@progenics.com or by phone at (646) 975-2533. Copies of the documents filed with the SEC by Lantheus will also be available free of charge on Lantheus' internet website at https://www.lantheus.com or by contacting Lantheus' Investor Relations Department by email at ir@lantheus.com or by phone at (978) 671-8001.

Certain Information Regarding Participants

Progenics, its directors, executive officers and certain employees may be deemed participants in the solicitation of consent revocations in connection with the Velan Consent Solicitation. In addition, Progenics, Lantheus, and their respective directors and executive officers may be considered participants in the solicitation of proxies in connection with the proposed merger.

Information regarding the participants of Progenics in the solicitation of consent revocations and a description of their direct and indirect interests, by security holdings or otherwise, is contained in Progenics' definitive consent revocation statement filed with the SEC on October 8, 2019 in response to the Velan Consent Solicitation. Information regarding the participants of Progenics in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed merger when they become available. Other information about the directors and executive officers of Progenics is set forth in Progenics' Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on March 15, 2019 and amended on April 30, 2019, and its definitive proxy statement for its 2019 annual meeting of stockholders, which was filed with the SEC on May 30, 2019.

Information about the directors and executive officers of Lantheus is set forth in its Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on February 20, 2019, its definitive proxy statement for its 2019 annual meeting of stockholders, which was filed with the SEC on March 15, 2019 and its Current Report on Form 8-K, which was filed with the SEC on March 25, 2019. Other information regarding the participants of Lantheus in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available.

You may obtain these documents (when they become available) free of charge through the website maintained by the SEC at https://www.sec.gov and from Investor Relations at Progenics or Lantheus as described above.

Safe Harbor Statements (Cont'd)

Cautionary Statement Regarding Forward-Looking Statements

This presentation contains projections and other "forward-looking statements" regarding future events. Statements contained in this communication that refer to Progenics' estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Progenics' current perspective of existing trends and information as of the date of this communication and include statements regarding Progenics' strategic and operational plans and delivering value for stockholders. Forward looking statements generally will be accompanied by words such as "anticipate," "believe," "plan," "could," "should," "estimate," "expect," "forecast," "outlook," "guidance," "intend," "may," "might," "will," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. All statements, other than historical facts, including the expected timing of the closing of the proposed transaction between Progenics and Lantheus (the "merger"); the ability of the parties to complete the merger considering the various closing conditions; the expected benefits of the merger, such as efficiencies, cost savings, synergies, revenue growth, creating stockholder value, growth potential, market profile, enhanced competitive position, and financial strength and flexibility; the competitive ability and position of the combined company; and any assumptions underlying any of the foregoing, are forward-looking statements. Important factors that could cause actual results to differ materially from Progenics' and Lantheus' plans, estimates or expectations could include, but are not limited to: (i) Progenics or Lantheus may be unable to obtain stockholder approval as required for the merger; (ii) conditions to the closing of the merger may not be satisfied; (iii) the merger may involve unexpected costs, liabilities or delays; (iv) the effect of the announcement of the merger on the ability of Progenics or Lantheus to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom Progenics or Lantheus does business, or on Progenics' or Lantheus' operating results and business generally; (v) Progenics' or Lantheus' respective businesses may suffer as a result of uncertainty surrounding the merger and disruption of management's attention due to the merger; (vi) the outcome of any legal proceedings related to the merger; (vii) Progenics or Lantheus may be adversely affected by other economic, business, and/or competitive factors; (viii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ix) risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (x) the risk that Progenics or Lantheus may be unable to obtain governmental and regulatory approvals required for the transaction, or that required governmental and regulatory approvals may delay the transaction or result in the imposition of conditions that could reduce the anticipated benefits from the proposed transaction or cause the parties to abandon the proposed transaction; (xi) risks that the anticipated benefits of the merger or other commercial opportunities may otherwise not be fully realized or may take longer to realize than expected; (xii) the costs and management distraction attendant to a proxy contest or consent solicitation; (xiii) the cost, timing and unpredictability of results of clinical trials and other development activities and collaborations; (xiv) other risks to the consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all; and (xv) uncertainties associated with the consent solicitation engaged in by Velan Capital, L.P. and certain other participants (the "Velan Consent Solicitation"). More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the Securities and Exchange Commission ("SEC"), including those risk factors included in its Annual Report on Form 10-K for the year ended December 31, 2018, as updated in its subsequent Quarterly Reports on Form 10-Q. Progenics is providing the information in this presentation as of its date and, except as expressly required by law, Progenics disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.

Executive Summary

- ✓ The Progenics Board heard the **call for change** at the Annual Meeting and **has taken major steps** to address shareholder feedback.
- ✓ **The Progenics Board has taken the necessary and prudent steps to secure Progenics' future**, including negotiating a stock deal with Lantheus and continuing to refresh and strengthen our leadership team and governance provisions.
- ✓ The Lantheus / Progenics combination creates a **global leader** in diagnostics and therapeutics.
- ✓ The merger agreement with Lantheus reflects the culmination of thoughtful discussions and analysis between Progenics and Lantheus that started at the beginning of the year when Lantheus expressed an **unsolicited interest** in acquiring Progenics. This interest came **long before** Velan's consent solicitation and even before their original demand for Board control.
- ✓ In response to Lantheus' unsolicited proposal, the Board **conducted a proper and diligent process** common to radiopharmaceutical companies adhering to good governance principles and its fiduciary duties.
- ✓ The Lantheus transaction **addresses all of the concerns** we have heard from shareholders regarding management, Board and experience issues for Progenics.
- ✓ The transaction provides Progenics shareholders with future stock price appreciation and we believe **shareholders will benefit** immediately and in the long-term from the synergies the combined Company captures strategically, operationally, and financially; unlike a straight sale for cash, in which shareholders would forego all potential upside.
- ✓ Progenics equity holders would own 35% of the combined company after the transaction and **would realize the value created from the combination and the value created by successes in its product pipeline post acquisition**.
- ✓ Velan's areas of concern will be immediately addressed with a higher degree of certainty through the proposed transaction with Lantheus. **Lantheus has a head start on building value for Progenics shareholders**, having already conducted **extensive due diligence on Progenics' business, operations and product development**.

PGNX is taking action to provide the best path for long-term value maximization for shareholders

Executive Summary

- ✓ Lantheus has already assembled a **highly qualified leadership team** –with radiopharmaceutical commercial, supply chain, manufacturing, clinical development, regulatory, financial and corporate governance expertise –a well-balanced leadership team that is ready and most immediately capable to execute on an integration and operational plan that **will unlock and maximize long-term value for Progenics shareholders.**
- ✓ The combined company would be led by the current Lantheus Board and CEO who have a **successful track record** generating over ~273% in returns for Lantheus shareholders(1).
- ✓ Velan will only be satisfied by taking control of a majority of the Board (paying no control premium) **and is willing to trade-off shareholder value** by terminating a well thought-out and market-checked transaction, in return for their desire to obtain control of the Company. It is now clear that **total control has been Velan's motive all along** as evidenced by the fact that our seven constructive settlement proposals (which provided everything they had previously asked for including Mr. Baker's resignation) were unreasonably rejected and evidenced by their premature, public rejection of the Lantheus transaction before seeing any of the details.
- ✓ Velan continues to spin an exaggerated, misleading narrative with the benefit of hindsight and unfair comparisons, and unfounded claims **to seek disproportionate change.**
- ✓ There is **no assurance that the transaction will be reviewed independently** by any Velan nominee. In fact, Velan's nominees have already **publicly stated that they believe their plan is superior** to the Lantheus transaction. Velan's recently disclosed unproven plan **does not have the benefit of the extensive due diligence** that was performed by Lantheus and reflected in the Lantheus transaction. Velan would be ill-prepared to run and fund the Company, causing major delays and disruptions in the operations at this critical time for the business.
- ✓ Velan is **wrongfully forcing shareholders** into making a pivotal decision on our Board and the Company's future without full information available about the transaction to fully color shareholders' views on whether our Board acted as good stewards of shareholder value
- ✓ Your recommendation against Velan's consent solicitation **will ensure that Progenics shareholders** have a clean, unfettered vote on the Lantheus transaction, which we believe generates value for all shareholders.

PGNX is taking action to provide the best path for long-term value maximization for shareholders

(1) TSR calculated as of LNTH's first trading date on 6/26/2015 (in reference to its IPO) to the transaction announcement on 10/1/2019.

A Lantheus-Progenics Combination Creates a Global Leader in Precision Diagnostics and Therapeutics

35% Ownership Stake

PGNX equity holders own 35% of the combined entity, maintaining upside from future clinical milestones

Strong Pro Forma Financial Profile

$370m in pro forma combined revenue generated through diversified & enhanced revenue streams[1]

$15 to $20m Cost Synergies

In addition to synergies, shareholders to benefit from significant cost avoidance

Operational Excellence

Proven Manufacturing, Supply Chain and Commercial Expertise

Committed to Creating Shareholder Value

- ✓ A **highly complementary portfolio** of ultrasound and radiopharmaceutical diagnostics and oncology therapeutics
- ✓ Transaction is at the **forefront of radiopharma's trajectory** – combining diagnostics and therapeutics to improve patient care
- ✓ **Diversified revenue stream**, enhanced cashflow generation, eliminated future financing needs, and **sustainable long-term profitable growth**
- ✓ **Acceleration of** a robust pipeline leading to further **successful commercialization**
- ✓ Supported by **Lantheus' proven expertise** in commercial, manufacturing, radioisotope supply chain and clinical development
- ✓ **A management team and Board** with a track-record of **creating long-term shareholder value**
- ✓ Transaction expected to be **EPS accretive to shareholders by 2022**

(1) LTM pro forma combined revenue as of 6/30/2019

Complementary Core Capabilities Making a Global Leader

	Progenics Pharmaceuticals	+ Lantheus Medical Imaging	= A Global Leader in Diagnostics and Oncology Treatment
Portfolio	▪ **Robust oncology therapeutic portfolio** with Azedra and 1095 ▪ **Leading next-generation oncology diagnostic** in PyL	▪ Portfolio of precision diagnostic products with commercialized DEFINITY, a **global leading product** in the ultrasound contrast market ▪ **Leading radiopharma diagnostic portfolio**	▪ **Revenue generating FDA-approved leading products** and a diverse, continuous product pipeline for further product development and commercialization
Core Capabilities and Infrastructure	▪ **Key strategic partnerships** with Bayer, Bausch, Curium, Fujifilm and ROTOP ▪ Established in-house facilities to oversee all supply chain steps in administering rare cancer treatment	▪ Strong relationships with radio-pharmacies, hospitals and payers ▪ Product development, **commercialization and manufacturing capabilities** in nuclear isotopes	▪ Fully integrated capabilities with strategic partners able to **strategically develop, manufacture and commercialize complimentary products**
Management Team	▪ Management team **with extensive rare disease experience**	▪ **Seasoned and experienced management team** ▪ Dedicated teams focused on **operation, manufacturing and commercialization execution**	▪ Fully staffed management team and Board with an array of expertise and a **proven track record of creating shareholder value** and executing to the market
Synergies and Cash Flow Generation	▪ In-house **commercial manufacturing facility** capturing vertical synergies	▪ Strong balance sheet providing **financial flexibility**	▪ **~$20m in cost synergies and additional cost avoidance** by 2022 ▪ **Gross margin improvement** through realized efficiencies and revenue growth ▪ Improved top line growth, operational execution & **future synergy and cost avoidance opportunities**

Part I: The Board Has Taken Significant Steps to Secure Long-Term Shareholder Value Since the Last Annual Meeting

Progenics Pharmaceuticals®
Find Fight and Follow®

In July, Shareholders Voted for Minority Change – PGNX Listened and Responded with Immediate Action

2019 AGM → ~90 Days → Today

	Shareholders Voted for Enhanced Oversight to Drive Sustainable Value and PGNX Took Action	Status
Refresh Board and Management	✓ **Change in Board leadership** with the resignations of Chairman Peter Crowley and Nom. Committee Chairman Michael Kishbauch and the announcement of new Co-chairs, Dr. Karen Ferrante and Nicole Williams	Complete
	✓ Hired VP of Commercial, previously with Advanced Accelerator Applications	Complete
	✓ **Reconstituted Board Committees** and enhanced Committee duties	Complete
	✓ Consideration of **CEO succession plan** following significant withhold vote	In Progress
	✓ Enlisted Korn Ferry to identify **two new Directors**, including a **new Chairman** as Board refreshment effort, which is still ongoing and very much active	In Progress
	✓ Offered to interview and began vetting Velan's proposed candidates	In Progress
Increase Board / Management Accountability	✓ Adopted **stock ownership guidelines** for Directors and executive officers	Complete
	✓ Reviewed and **revised compensation structure**	In Progress
Improve Communication	✓ Conducted extensive shareholder outreach program to gather direct shareholder feedback on strategy/governance/management – Between August/September the Board received feedback from over 10 top shareholders	Complete

Despite active and diligent steps to enhance oversight and execute on our current strategy, Velan continually rebuffs our settlement offers, instead demanding control with a slate of their own nominees

Progenics Pharmaceuticals

PGNX fully **embraced shareholder referendum** at the 2019 AGM and acted expeditiously to align shareholder sentiment to **sustainable value creation**

The Board concurrently **conducted a review of strategic alternatives**, including evaluating Lantheus' inbound interest and **contacting potential cash buyers**, compared to PGNX's future as a standalone company, concluding a combination with Lantheus **provides the best path to long-term shareholder value**

Progenics Pharmaceuticals + Lantheus Medical Imaging

Velan stated in their consent solicitation statement that only minority Board change was needed at the time of the AGM[(1)]

(1) Velan's Definitive Consent Statement filed 10/8/2019.

The Board Continues to Take Steps to Secure Progenics' Future Based on Recent Shareholder Feedback

Progenics Pharmaceuticals

Progenics Pharmaceuticals + Lantheus Medical Imaging

PGNX Now

Strengthen Leadership and Governance

- ✓ Korn Ferry process to **identify 2 new Directors**, including a **new Chairperson**
- ✓ Welcomed **2 nominees from Velan's consent solicitation slate** but **Velan rejected our offer and denied our request to interview their candidates**
  - **Progenics is willing to continue to work with Velan** for a resolution reflective of the interests of all stockholders
- ✓ **Diligently fill vacancies** with Board and leadership team appointments that compliment our clear strategic plan
  - Reconstituted Board Committees
  - CEO succession plan being undertaken
  - Hired a new VP of Commercial, previously with Advanced Accelerator Applications

Execute on Key Milestones

- ✓ Continue to mature key partnerships and identify new partners to enhance our development and go-to-market strategy
- ✓ Progress our pipeline, including AZEDRA commercialization and PyL and 1095 development

With prompt governance enhancements and a carefully considered contingency plan, the PGNX Board is being refreshed to be well-positioned to steward PGNX forward

PGNX and LNTH Together

World-class, Proven Leadership Team

- ✓ LNTH's leadership team continues to achieve exceptional results through its established pipeline of complimentary products
- ✓ The pro forma Board capitalizes on specific industry experience necessary to maximize the value of a highly complex product portfolio
- ✓ Established Board that has a proven track record in developing, manufacturing and commercializing radiopharmaceuticals

Infrastructure Provides Immediate Results

- ✓ Synergistic, "plug and play" optionality accelerates PGNX's product portfolio into value maximization, unavailable with Velan's current candidates and plan
- ✓ LNTH's established relationship with ~330 radiopharmacies, which have been contracted customers for over 40 years, will usher immediate receptibility for PGNX's portfolio

The LNTH transaction propels PGNX beyond what the standalone company would be able to accomplish under its strategic plan, delivering compelling value over the long term

Combination with LNTH Accelerates Strategic Priorities and Shareholder Value Creation

In addition to enhanced oversight, PGNX has continued to execute on its strategic objectives...

	2019 Key Milestones:	Status
AZEDRA	✓ Recorded revenue on its first commercial sales and completed the first administrations of commercial AZEDRA	Complete
1095	✓ Initiated the phase 2 trial of 1095 with the dosing of the first patient ✓ Based on dialogue with the FDA and the early data emerging from this trial, PGNX plans to evaluate initiating a pivotal trial in 2020	In Progress
PyL	✓ Completed enrollment ahead of schedule in the phase 3 CONDOR trial of PyL ✓ Based on discussions with the FDA, positive data from the phase 3 CONDOR trial and OSPREY study could serve as the basis for a New Drug Application for PyL	Complete
EXINI	✓ Strategic investments in Artificial Intelligence at a minimal cost to shareholders have already started generating revenue and is a complimentary product to PyL enhancing further revenue opportunities	Complete

...while evaluating all strategic opportunities, including:

Progenics Pharmaceuticals + Lantheus Medical Imaging

Commercial Expertise	✓ Broad clinical development experience in designing and managing clinical trials ✓ Ongoing launch supported by a proven commercial and operational platform ✓ Application of strong supply chain and manufacturing experience
Leadership	✓ Extensive experience in pre-launch commercialization planning ✓ Leverage long-standing channel relationships to facilitate adoption ✓ Leverage proven regulatory and compliance track record
Financial Profile	✓ Strong financial profile of combined company with positive cash flow to advance lead therapeutic assets ✓ Prudent investments to complimentary products ✓ Provide enhanced cash flow generation with diversified revenue streams

The merger agreement with LNTH provides PGNX with the ideal path forward on all fronts for shareholders

Determined to Take Control, Velan Continues to Make Overstretched Arguments to Seek Disproportional Change

As Glass Lewis noted, Velan's "specious suggestions... are heavily weighted towards hindsight"[(1)]

	Velan's Criticisms	PGNX Response
Commercialization	• Management was unable to successfully execute on AZEDRA's launch • Management has not been transparent with the progress surrounding the commercial launch of AZEDRA • An argument based on previous erroneous comparison to two significantly different drugs which has now been dropped	✓ Management successfully launched and **recorded 2019 revenue** for AZEDRA ✓ Management has outlined the steps to commercializing AZEDRA for shareholders in past SEC filings
Clinical Progress	• Management delays "1095" over six years • Management has not provided an update for 1095's clinical trial	✓ PGNX but out of favor MIP deeply ✓ that had a high probability of FDA approval for commercialization ✓ Management has initiated a phase 2 trial of 1095 and plans to evaluate initiating a **pivotal trial of 1095 in 2020** ✓ Management has **completed enrollment** of phase 3 CONDOR trial of PyL **ahead of schedule**
Manufacturing	• Management was delayed in acquiring AZEDRA's manufacturing facility • Management may face supply chain constraints with one facility	✓ Management **expressed prudent judgement** by waiting until FDA approval before using shareholder capital to acquire the facility ✓ Management preemptively secured licenses with outside suppliers, creating redundancy, to prevent any potential supply chain constraints
Capital & Expense Management	• Management overpays for a HQ facility located in NYC • Management demonstrates an inefficient G&A cost structure	✓ Management obtained the NYC HQ facility at a favorable lease term which **lowered facility costs by 50%** and provided future tax benefits ✓ Having a NYC HQ facility allows PGNX **access to highly attractive talent** from NJ's biopharmaceutical pool and **surrounding world-class medical institutions** ✓ "The company's reported SG&A refutes the dissident's criticism of the company's cost structure, including its 2016 move from New York's suburbs to Manhattan"[(2)]

Velan heavily discounts Progenics' progress to bolster their campaign for Board control

(1) Glass Lewis' PGNX 2019 AGM Proxy Paper – June 28, 2019.
(2) Institutional Shareholder Services' "Vote No Campaign by Velan Capital" Special Situations Report – June 28, 2019.

Part II: The LNTH / PGNX Combination Followed A Proper Process and Provides the Best Path Forward Offering Substantial and Sustainable Value to Shareholders

Progenics Pharmaceuticals®
Find Fight and Follow®

PGNX Conducted a Proper Process for a Radiopharmaceutical Company

- ✓ Lantheus expressed **inbound** interest in a combination. Progenics **did not solicit** interest from Lantheus before or after the arrival of Velan
- ✓ **Good governance principles** and **fiduciary duties** dictated Progenics evaluate the attractiveness of the inbound Lantheus proposal against available alternatives, including a standalone Progenics
- ✓ Progenics authorized its advisors to conduct a **market check** with the most likely acquirers who would pay a substantial cash premium. **None** of the contacted parties expressed a willingness to acquire Progenics
- ✓ Given the complexity of the radiopharmaceutical business, there is a **limited set of potential buyers** who would be interested, as evidenced in the Advanced Accelerator Applications ("AAA") and Endocyte sale processes
  - – AAA concluded that there were "**very few potential acquirors** of a business in the nuclear pharmacology space", and did **not contact any other party** than Novartis[1]; Two Velan nominees Dr. Gerard Ber and Mr. Heinz Mausli were members of AAA executive management at the time and were involved in the process
  - – Endocyte contacted 8 other parties besides Novartis, **only two of which signed confidentiality agreements** to review the opportunity further[2]
  - – PGNX conducted an outreach to **multiple companies** with a focus on radiopharmaceuticals or prostate cancer in a **similar process**, and received no interest other than the unsolicited inbound offer from Lantheus
- ✓ Any party is **free to contact Progenics** with a potentially "superior offer," and the Progenics Board would evaluate any such proposal pursuant to its fiduciary duties. **No party** has contacted Progenics since the company announced the Lantheus transaction
- ✓ Although there is no "go-shop" provision, **such provisions are rare**, only 3 of the 60 public company healthcare deals announced in the US in the past three years with a transaction value above of $200m have included a "go-shop" provision[3]
- ✓ The transaction break-up fee is consistent with market standards

(1) Per AAA Schedule 14D-9 https://www.sec.gov/Archives/edgar/data/1611787/000104746917007515/a2233987zsc14d9.htm
(2) Per Endocyte Schedule 14A https://www.sec.gov/Archives/edgar/data/1235007/000104746918006951/a2236981zprem14a.htm
(3) Per FactSet. Includes announced transactions in past three years with transaction value greater than $200m and US public company targets in the FactSet Health Services sector, FactSet Health Technology sector, and SIC Pharmaceutical Preparation industry.

Comprehensive Process to Maximize Shareholder Value

Key Points

- ✓ Ongoing discussions began before any Velan engagement
  - Informal discussions between Lantheus and Progenics took place over a several year-long relationship
  - Initial CDA signed in January 2018
- ✓ Strategically compelling combination initiated by Lantheus
- ✓ The Board considered the deal based on maximizing shareholder value and absent of Velan's vote-no campaign and consent solicitation
- ✓ Board authorized a market check for a superior, all-cash bidder
- ✓ Merits of the transaction were evaluated against any standalone option as well as other potential transactions considered in the selection process
  - Both private and public acquirors were considered in the selection process

Transaction Timeline

Jan. '19 Lantheus and Progenics meet at the JPM Healthcare conference to discuss ways to work together

Feb. '19 SVB Leerink contacts a Progenics Board member, at the direction of the Lantheus Board, to request an introduction to Mark Baker

Mar. '19 SVB Leerink has a call with Mr. Baker during which Mr. Baker agrees to meet with members of the Lantheus management team

Apr. '19 Discussions continue with Progenics and SVB Leerink on a potential transaction

Apr. '19 Interactions begin between Lantheus and Progenics to discuss a possible transaction along with additional meetings with their bankers

May '19 Lantheus then approached Progenics regarding their potential interest in an all stock combination at a meaningful premium

Jun. '19 Progenics and Lantheus have a meeting at Jefferies with SVB Leerink attending to further discuss the possible transaction

Jun. '19 Lantheus submitted a non-binding indication of interest for an all-stock transaction resulting in Progenics' shareholders owning 34.5%

- Offer implied a ~52% premium to the Progenics 30-day volume weighted average stock price at the time of the offer

Jun. '19 Following receipt of the initial bid from Lantheus, the Progenics Board authorized Jefferies to conduct a market check

Jun. '19 Outreach began and targeted companies with a focus on radiopharmaceuticals or prostate cancer

- Preliminary discussions with these parties continued over the next month; ultimately no party showed interest in the opportunity
- Progenics previously had authorized Jefferies to have preliminary discussions with certain parties around the sale of AZEDRA, following historical inbound interest but put this process on hold in June 2019 following limited interest

Aug. '19 Lantheus submitted a revised indication of interest for approximately 35% pro forma ownership for Progenics stockholders

Aug. '19 At Progenics' instruction, Jefferies countered with 36.5% pro forma ownership and receiving two directors on the pro forma Board

Aug. '19 Lantheus agreed to 36.5% pro forma ownership, subject to exclusivity and the successful completion of due diligence and negotiation of a definitive merger agreement. Additionally, Lantheus agreed to interview Progenics directors but did not guarantee any placement on the pro forma Board

Sept. '19 Lantheus informed Progenics that based on its due diligence review it would revise the pro forma ownership to 35.0% and one director

- Progenics countered with 36.5% and one director but Lantheus ultimately would not go above 35.0% based on the current financial profile

Oct. '19 Following further negotiations, Progenics' Board approved the proposed transaction at 35.0% ownership, with revisions to transaction terms and agreement that one Progenics director serve on combined company Board

Oct. '19 Lantheus and Progenics signed the merger agreement and announced the transaction before market open in the U.S.

The Board, with independent advisors, oversaw an efficient and deliberate process in accordance with its fiduciary duties

The Argument Against the Transaction Being Approved by Two Resigning Directors is a "Red Herring"

Involvement Since Pre-Velan Engagement	✓ The transaction was **under discussion before Velan's initial engagement** with PGNX ✓ Both Peter Crowley and Michael Kishbauch, as sitting Directors, were **involved in deliberations since the start of the proposed transaction process** ✓ As such, it is their **duty as Directors and entirely proper** to finish the process they started and vote on the transaction
Valuable Transaction, Company & Industry Expertise	✓ Mr. Crowley and Mr. Kishbauch were **integral members** as part of the whole Board involved in the transaction process ✓ The **combined financial & industry experience** of Mr. Crowley and Mr. Kishbauch was necessary in evaluating the merits of the transaction from the beginning
Not Outcome-Determinative	✓ The votes of Mr. Crowley and Mr. Kishbauch were **NOT outcome-determinative** and both were prepared to abstain if there were any opposition to the transaction ✓ If both had abstained, the **vote of the remaining Directors would still have been "unanimous"**
Contingent Resignation Construct	✓ Companies with majority voting use the contingent resignation construct to allow Directors, who have been voted off the Board, to **finalize any "in progress" material workstreams with which they played an integral role prior to stepping down**

Had both Directors abstained, the Board's vote decision would still have been "unanimous"

Unlike a Straight Sale, PGNX Equity Holders Will Participate in All Synergies and Potential Future Upside in the Combined Company

35% — PGNX equity holder ownership, giving equity holders a substantial interest in the combined company

~21% — At an announced premium to PGNX shareholders[(1)]

~$370m — Pro forma diversified revenue streams[(2)]

~$20m — In run-rate expected cost savings by year 3 from current baseline, enabling significant cost avoidance for PGNX shareholders

359% — Share price appreciation realized by shareholders under the LNTH's Board's oversight[(3)]

>20% — Pro forma ROIC expected to be achieved in year 2 and thereafter

Compelling Transaction Structure

- ✓ Lantheus to acquire 100% of PGNX's common shares in **a tax-free all-stock transaction**
- ✓ PGNX shareholders to receive **0.2502 Lantheus shares** for each PGNX share
- ✓ PGNX equity holders to own a **substantial stake** of the combined company with **35%** of the total common shares

Sustainable Strategic and Financial Strength

- ✓ **~370m in pro forma diversified revenue streams** with additional marketed products, **bolsters cash flow generation** and positions company for sustainable long-term growth[(2)]
- ✓ Expected **$15 – $20 million in run-rate cost savings** by 2022
- ✓ **Accretive to LNTH's EPS** by 2022 and **eliminates the need for future dilutive financing**

Enhanced Leadership and Management Team

- ✓ Lantheus' current Board with the addition of Bradley Campbell to oversee the combined company
  - Lantheus' Directors have a **simple avg. share price appreciation of 359%** since joining the Board[(3)]
- ✓ Lantheus' current leadership team will run the combined company
  - A proven management team providing Lantheus shareholders with a **consistent share price appreciation** through October 1, 2019 with **successful pipeline development and commercialization**

Expected Closing

- ✓ Transaction unanimously **approved** by Board of Directors of both companies
- ✓ Closing expected in the first quarter of 2020
- ✓ Transaction close subject to satisfaction of customary closing conditions

Providing shareholders with multiple avenues for value creation while preserving a future take-out premium for additional value

(1) Premium calculated using PGNX's closing stock price as of 10/1/2019.
(2) LTM pro forma combined revenue as of 6/30/2019
(3) Shareholder return calculated as the simple average TSR for all of Lantheus' Directors from the date they respectively joined the Board through the transaction announcement on 10/1/2019.

The Transaction Provides Greater Value Opportunities for PGNX Shareholders Than as a Standalone Company

	Progenics as a Standalone Company	Value Creation as a Combined Company
Finance	▪ **Required costs** incurred through the development of pipeline products and commercialization of AZEDRA	✓ **Identified synergies and cost avoidance** amounting to **$20m** by 2022 and **enhanced revenue growth** from multiple products
	▪ Potential need for **dilutive**, near-term **capital raise** to finance pipeline development	✓ Enhanced **capital flexibility** without the need for dilutive financing or increasing debt burden
Portfolio	▪ **Concentrated revenue stream** dependent on AZEDRA success and Relistor royalties	✓ **Diversified revenue stream**, enhanced **cashflow generation**, and sustainable long-term **profitable growth**
Strategy & Execution	▪ **Associated risks** of ongoing commercialization and supply chain ramp-up **inherent to first time product commercialization**	✓ **Deep experience** in development, manufacturing and **commercialization of radiopharmaceuticals**
	▪ Regulatory, clinical and commercial risks of **future product pipeline**	✓ **Accelerated** commercialization of an **established and robust pipeline**
Leadership	▪ Change in Board composition, leadership and corporate headquarters will create significant business disruptions and additional risk and uncertainty for shareholders	✓ An **established Board and management team** with a proven track record of **product development and operational execution**

The transaction delivers certain and compelling value with fewer risks than a standalone company

Velan's Areas of Concern are Immediately Addressed with a Higher Degree of Certainty Through the Transaction with Lantheus

Functional Area	Where Velan's Nominees Would Focus[1]	Progenics' Combination with Lantheus	
CEO / Executive Team	▪ Placement of new top-tier CEO within 60 days	✓	An experienced and successful CEO already in place who has a proven track record of creating **~273% in shareholder value**[2]
	▪ Evaluate broader management team	✓	Established management team in place and running a successful radiopharmaceutical company with all necessary relationships in place to attract and retain industry talent
	▪ Establish improved culture	✓	Lantheus has a **60 year history** of instilling a culture focused on helping physicians and enhancing patient care
Commercial	▪ Patient access ▪ New patient identification	✓	**40-year, established relationships** with the major radio-pharmacies, hospitals and payers **Increased access to patients and providers of AZEDRA** through Lantheus' long-standing channel relationships
Supply Chain / Manufacturing	▪ Ensure reliable supply through secondary manufacturing ▪ Increase capacity and set up multiple suppliers	✓	**Complementary manufacturing facility and supply chain infrastructure** to support AZEDRA Oversight by an established COO with a **successful track-record of just-in-time manufacturing** that has generated significant cashflow

If Velan considers Lantheus, a premier radiopharma company, unable to address Progenics' perceived issues, then why should shareholders believe Velan is able to do so?

(1) Velan Investor Presentation – October 21, 2019.
(2) TSR calculated as of LNTH's first trading date on 6/26/2015 (in reference to its IPO) to the transaction announcement on 10/1/2019.

Velan's Areas of Concern are Immediately Addressed with a Higher Degree of Certainty Through the Transaction with Lantheus (Cont.)

Functional Area	Where Velan's Nominees Would Focus[1]		Progenics' Combination with Lantheus
Clinical Development	▪ PyL NDA readiness ▪ 1095 clinical trial design ▪ AZEDRA basket trial design	✓	Lantheus' **best in class isotope experience** leveraged for in-house development of PyL and 1095 A **well-balanced clinical team** with a devoted focus on product development in nuclear medicine
Financials & Financing	▪ Cut unnecessary expenses	✓	Maintain an **efficient cost structure** while maintaining an **adequate cash balance** to progress the combined company's pipeline
	▪ Evaluate non-dilutive financing alternatives	✓	Diversified revenue streams leading to positive cash flow to invest in future product development and **mitigating dilutive financing**
Governance & Incentives	▪ Reduce excessive compensation	✓	Continue to align Lantheus' compensation / accountability policies and programs with stockholders' interests
	▪ Board composition	✓	Well-rounded Board with balanced skill set and strong track record to create shareholder value
	▪ Align incentives with stockholders	✓	**Shareholder friendly provisions** giving shareholders the ability to call special meetings and amend certain charter and bylaws by majority vote
	▪ Create long-term incentives	✓	Lantheus' management incentive compensation **is based on objective corporate and individual performance goals** which includes equity grants that vest based on relative total shareholder return over extended periods

If Velan considers Lantheus, a premier radiopharma company, unable to address Progenics' perceived issues, then why should shareholders believe Velan is able to?

(1) Velan Investor Presentation – October 21, 2019.
(2) TSR calculated as of LNTH's first trading date on 6/26/2015 (in reference to its IPO) to the transaction announcement on 10/1/2019.

Announced Premium In Line with or Exceeds All-Stock Precedents, with Potential for Future Stock Price Appreciation Remaining Intact



30-Trading Day Share Price Premium
Highest Premium Paid in Comparable Transactions(1)
Median (excluding Progenics): 25.2%
Progenics(2) 63.8%
Bio-Reference 59.4%
Lemminkainen 41.1%
Avedro 39.9%
MPX Bioceutical 37.4%
Almost Family 27.9%
Emeritus 27.1%
Sorin 25.3%
Gener8 Maritime 25.0%
Layne Christensen 22.3%
Rudolph Tech 18.0%
SKILLED 8.5%
Wright Medical (21.6%)
Golden Ocean (23.5%)
Keryx Biopharma (26.3%)



1-Trading Day Share Price Premium
Inline with Premium Paid in Comparable All-Stock Precedents(1)
Median (excluding Progenics): 28.5%
Avedro 64.4%
Bio-Reference Labs 59.5%
SKILLED 40.9%
Lemminkainen 40.3%
Gener8 Maritime 35.0%
Emeritus 32.2%
MPX Bioceutical 30.4%
Layne Christensen 28.5%
Progenics(2) 21.4%
Sorin 15.9%
Almost Family 15.6%
Golden Ocean 13.0%
Rudolph Tech 8.5%
Keryx Biopharma (13.3%)
Wright Medical (23.7%)

The transaction provides PGNX shareholders with an announced stock premium(2) in line with precedent investor transactions

Source: Thompson Reuters and Company Filings

(1) Selected Healthcare, Industrial and consumer all-stock transactions announced since 2014 with equity values between $300 million and $1.5 billion in the U.S., Europe and Australia. Excludes partial ownership transactions.

(2) Premium calculated using PGNX's closing price as of 10/1/2019.

Transaction Driving Value for Shareholders

The Transaction Delivers Value to Shareholders

Implied Transaction Premium to:



(8.1%)
75.8%
21.4%
22.3%
32.4%
63.8%
11.1%
21.4%
52-Wk Intraday High (10/05/2018)
52-Wk Intraday Low (08/20/2019)
90-Trading Day VWAP
30-Trading Day VWAP
90 Trading Days Prior to Announcement
30 Trading Days Prior to Announcement
Seven Trading Days Prior to Announcement
Closing Stock Price (10/01/2019)

And Provides Shareholders with a Premium over the Recent Trading Exchange Ratio

Historical Trading Exchange Ratio:



Daily Exchange Ratio (x)
0.35
0.30
0.25
0.20
0.15
0.10
Jan-19
Feb-19
Mar-19
Apr-19
May-19
Jun-19
Jul-19
Aug-19
Sep-19
Oct-19
27% Premium
0.1965x
6-month average
23% Premium
0.2028x
3-month average
0.2502x
Transaction exchange ratio
Daily Exchange Ratio

The transaction offers PGNX shareholders with an announced premium to the current and historical stock price

Part III: Shareholders Are Entitled to Full Disclosure on the Transaction Before Making a Material Decision; Handing Control to Velan Now Could Lead to Chaos and Value Destruction

Progenics Pharmaceuticals®
Find Fight and Follow®

Shareholders Should Have Complete Information About the Transaction in Order to Make a Fully Informed Decision About the Composition of Progenics' Board

Velan is wrongfully forcing shareholders into making a pivotal decision on the Company's future before allowing shareholders to have all material information needed to make an informed and prudent decision

- Transaction Announcement 10/02/2019
- **Velan Files Definitive Consent Solicitation 10/08/2019**
- 60 Day Consent Delivery Period Ends 11/17/2019
- S4 Filed with the SEC Date: TBD
- Shareholder Vote on Transaction Date: TBD

If shareholders vote No on the transaction, any shareholder has the right to run a consent solicitation

Velan's consent solicitation is evidence of how Velan pre-determined to not approve the transaction

- Velan is attempting to **force shareholders to vote without symmetrical information** to reasonably review the transaction
- Velan has the right to continue to run a consent solicitation if the shareholders vote against the transaction

ALL shareholders deserve the right to review the transaction's S4 filing

- The S4 filing provides shareholders with the details of the transaction's economics, strategic merits and process considerations, allowing shareholders to make an informed decision on the proposed transaction
- Shareholders should be able to consider ALL material facts and vote on the transaction prior to a consent solicitation
- **Velan is attempting to limit shareholders' rights** by forcing a vote on its consent solicitation prior to the filing of the S4

PGNX's by-laws provide Velan with the option to run a consent solicitation at any time

- Velan is NOT constrained by time or PGNX's bylaws to run a consent solicitation
- Velan can run a consent solicitation AFTER shareholders make an informed decision on the transaction
- Velan also has the right to solicit against the transaction

Velan (or any shareholder) is free to solicit against the transaction, and will continue to have the right to replace directors at any time

Velan Shows Zero Commitment to Independently Evaluate the Transaction

1. Velan has publicly and definitively rejected the transaction, prior to having full information, and criticized Lantheus' operating and stock performance, showing zero commitment to independently evaluate the transaction

2. On the one hand, Velan promises its nominees will "act in a fiduciary manner" but on the other hand they will only "evaluate all improved / superior offers", despite the fact that Progenics has a binding contract with Lantheus[1]

3. The independence of Velan's nominees is called into question because they appear to be already bound by Velan to act in certain ways before they have set foot in the Boardroom. The Velan plan positions the dissident Board nominees as operators (including a new CEO), not disinterested fiduciaries

4. Velan's nominees have already publicly stated that their plan is superior to the Lantheus transaction without having reviewing complete information about the deal

How can these nominees possibly exercise their fiduciary duties as independent directors if they have already reached this conclusion? Allowing Velan Board access can result in a rejected transaction before shareholders have an opportunity to vote

(1) Velan Investor Presentation – October 21, 2019.

A Successful Consent Solicitation by Velan Burdens Shareholders with Risk and Uncertainty for the Future

If Velan Succeeds in Their Consent Solicitation **AND** Rejects the Transaction...

Unestablished Leadership

- × Current Board replaced with dissident nominees, **unfamiliar with PGNX, strong alignment to Velan and a limited track record of creating long-term shareholder value**
- × Current Management Team replaced with **new Management Team selected by Velan through its director nominees**

Lack of Strategy

- × **Recently disclosed, unproven strategic plan by Velan**
- × **Undue uncertainty** surrounding Velan's future strategy
- × **Velan's approach does not serve the interests of ALL shareholders**

Financial Constraints

- × **Limited revenue** streams and **cash flow generation** could potentially result in **dilutive financing** for shareholders
- × **No immediate shareholder premium**
- × If **Velan** takes actions that result in a **willful breach of contract,** PGNX shareholders could owe **~$18m in damages**

The transaction provides shareholders with certainty and a long-term strategy for the future

Velan's Board Member & Proposed CEO, Mr. Mims, is NOT QUALIFIED as a Board Member, CEO or Acting CEO Candidate

Not Qualified to be a CEO of ANY Public Company	▪ Mr. Mims has never been the CEO of ANY Company ▪ Mr. Mims has not worked on the management team of a public company since 2008
No Role in the Life Sciences Industry Since 2014	▪ Mr. Mims has not had a job in the life sciences (pharma, biotech, medtech or diagnostics) sector since 2014 ▪ Why has a qualified, driven candidate not had a job since 2014?
No Relevant Development or Commercial Experience	▪ **Zero** experience developing biopharmaceutical products let alone in the highly-complex radiopharmaceutical space ▪ **No material** operational experience in the oncology space ▪ **Zero** experience with complex ultra orphan or prostate cancer products
Commercial Track Record = Increasing Prices	▪ Mr. Mims' commercial success is attributable to raising prices on "old" molecules – His price raising tactics directly align with Mr. Venkataraman's and other Velan group members' histories of price gouging practices and other ESG concerns ▪ Per IQVIA, under Mr. Mim's leadership, Aptalis increased the price of Canasa **OVER 100%** from 2007 to 2013
Checkered Development, Regulatory and Supply Chain History with Important Drug Treating Cystic Fibrosis Patients (1)	▪ Aptalis/Axcan marketed unapproved pancreatic enzyme products ("PEP") with a history of CMC issues ▪ In 2004, the FDA requested that all manufacturers obtain approval for these important therapeutics used in cystic fibrosis patients by April 2008 (later amended to April 2009) ▪ AbbVie's Creon (April 2009 approval) obtained FDA approval **NEARLY THREE YEARS BEFORE** Mr. Mims' Aptalis received approval for Viokase (approved March 2012) ▪ Aptalis resorted to a dilutive ~$600mm acquisition of Eurand to obtain its approved PEP product, Zenpep, to "fix" their execution failure

Mr. Mims is grossly inexperienced and lacks any relevant credentials to serve as the CEO of Progenics or a Director of Progenics. Is he the only executive that is willing to run Progenics for Velan?

Source for Mr. Mims biography provided in Velan's Definitive Consent Solicitation filed on 10/8/2019.

(1) Federal Register, FDA website, Guidance for Industry: Exocrine Pancreatic Insufficiency Drug Products - Submitting NDAs (April 2006).

Velan's Plan To Put $200 Million of Debt on Progenics Is IRRESPONSIBLE and Should Alarm Investors

- Progenics would consider a variety of financing alternatives in the absence of a transaction with Lantheus
- However, $200 million of debt – "non-recourse" or otherwise – is an **IRRESPONSIBLE DEBT BURDEN** for a launch-phase biotech or pharmaceutical company
- LTM stock performance data clearly demonstrates underperformance of highly leveraged small-cap biotech and pharmaceutical companies
- There are twenty-seven $100 million – $1.0 billion market cap biotech and pharmaceutical companies trading on U.S. exchanges with existing revenue and $100 million or greater in debt (see page 48 in the appendix)[1]
  - Median and average LTM stock performance of **(49.7%)** and **(39.8%)**, respectively
- Only 13 companies have $200 million or greater of debt
  - Median and average LTM stock performance of **(60.8%)** and **(55.9%)**, respectively
- Investors should be **WARY OF THE RISK** that Velan's $200 million of **FINANCIAL ENGINEERING** will create for their investment
- Investors should demand disclosure of the terms of such debt "proposals" and the level of financial burden (interest payment and royalty %'s) on Progenics under Velan's plan

Source: Capital IQ and FactSet. Financial data as of October 21, 2019.

(1) Includes $100 million – $1.0 billion market cap biotech and pharmaceutical companies trading on U.S. exchanges with existing revenue and $100 million or greater in debt, according to FactSet and Capital IQ; excludes generic pharmaceutical companies as well as Mallinckrodt plc and PDL BioPharma.

For Velan, Board Control Outweighs Enhancing Value for ALL Shareholders

Velan's actions show a lack of concern for other shareholders and a self-indulgent fight for Board control

1 Velan has proven they will consider nothing less than gaining full control of the Board

- Velan quickly rejected the announced transaction without the material information needed to make a prudent decision
- Velan admitted in its definitive consent solicitation proxy statement that its vote no campaign was the "first step towards… the wholesale change it has been seeking"[1]

2 Velan fails to constructively work with PGNX, rejecting the Board's multiple settlement offers

- Velan refuses to work with PGNX on creating shareholder value
- Velan has rejected multiple, compelling settlement offers which included Board seats and change in management

> Velan makes misleading and contradicting statements in its consent solicitation proxy statement[1]
>
> *"During the 2019 annual meeting campaign… a solution… could be achieved by **changing less than a majority of the Board**"*
>
> yet on the next page…
>
> *"Our campaign for change at the 2019 AGM… [is an] **important first step for achieving** the kind of **wholesale change** that we believe is necessary"*

3 Velan has demonstrated that their Board nominees are NOT "independent" from Velan's preconceived plans

- In its October 8th letter to shareholders, Velan indicated the lack of independence of its nominees by noting that the nominees are working alongside Velan to develop a "plan" for PGNX
  - *"We are working diligently on this comprehensive plan **with our Nominees** …"*
  - Velan's nominees are bound to a plan before any of the nominees have set foot in the boardroom
  - The Velan plan positions the dissident Board nominees as operators (including a new CEO), not disinterested fiduciaries
- During PGNX's call with Velan regarding the transaction, three of Velan's nominees were with Velan on the call
- During LNTH's call with Velan regarding the transaction, two of Velan's nominees (Dr. Ber and Mr. Ende) were with Velan on the call
- Velan refused to even let us speak to their candidates, highlighting their lack of independence

4 There is no assurance that the transaction will be reviewed independently by any Velan nominee due to Velan's and its nominees' existing public statements and biases against the deal

Velan is solely focused on gaining control of the Board without paying a control premium

(1) Velan's Definitive Consent Statement filed 10/8/2019.

Shareholders Should Hold Velan Accountable for Questionable Securities Trading, Governance and Ethical Practices



Volume ('000)
Share Price
1,500
1,250
1,000
750
500
250
0
$8.00
$7.50
$7.00
$6.50
$6.00
$5.50
$5.00
$4.50
$4.00
$3.50
$3.00
Aug-19
Sep-19
Oct-19
June 21st
LNTH privately submits a non-binding indication of interest to acquire PGNX
August 14th
Velan's first indication to a SVB Leerink banker of non-public knowledge about a potential LNTH & PGNX transaction and opposition to such a deal(1)
August 19th
LNTH submitted a revised non-binding indication of interest
August 22nd
PGNX countered LNTH's August 19th offer
From August 21st to September 9th,
Velan acquired ~1.5m shares.
Velan continued to trade AFTER acquiring non-public knowledge of a potential PGNX transaction with LNTH
September 18th
In two separate conversations, Velan told a second and third SVB Leerink banker his non-public knowledge about a potential LNTH & PGNX transaction and stated that he would spend millions of dollars to oppose ANY deal between LNTH and PGNX(1)
Members of the Velan Group, including Mr. Sarpangal, attended a dinner seated next to a Progenics director and did not raise the topic of the transaction.
Velan Launches its Consent Solicitation
October 1st
LNTH and PGNX publicly announce its transaction.
125
171
80
614
131
73
277
244
44
72
Why did Velan never disclose its opposition to the deal, primarily with our Board?
Why didn't Velan share this information publicly with shareholders?
Further detail outlined in PGNX's 10/23/2019 8-K

Velan continued to trade Progenics' stock AFTER acquiring non-public knowledge of the transaction

(1) SVB Leerink is serving as financial advisor to Lantheus in the proposed acquisition of Progenics; SVB Leerink provides financial advisory services to businesses affiliated with Mr. Venkataraman on matters unrelated to Progenics.

In Their ISS Presentation, Velan Purposefully Omitted PGNX's Latest Settlement Offer, Which Gave Velan Everything they Previously Demanded, Including CEO Resignation

September 6, 2019

- ✓ **Appoint 3 of 8 directors** (1 designated by Velan, but no one affiliated with Velan, 1 identified by the Company to be selected by Velan, and one selected by the newly reconstituted Board of seven directors)
- ✓ Relevant committee appointments for new directors
- ✓ Standstill lasting **through** the 2020 AGM
- ✓ Board Chair must be agreed upon by 6 members of the reconstituted Board

September 8, 2019

- ✓ **Appoint 3 of 8 directors** (2 Velan nominees and 1 mutually agreed upon nominee)
- ✓ **Committee roles** for new directors
- ✓ Standstill lasting **through** the 2020 AGM
- ✓ Board Chair must be agreed upon by 6 members of the reconstituted Board
- ✗ **CEO Mr. Baker MUST resign by year end**

September 11, 2019

- ✓ **Appoint 3 of 8 directors** (2 Velan nominees and 1 mutually agreed upon nominee)
- ✓ **Committee roles** for new directors
- ✓ Standstill lasting **through** the 2020 AGM
- ✓ Board Chair must be agreed upon by 6 members of the reconstituted Board
- ✓ Expense reimbursement

September 16, 2019

OFFER REJECTED

Velan **insists** a settlement cannot be reached unless **Mr. Baker resigns**

October 17, 2019

- ✓ **Appoint 2 of 6 directors** (2 Velan nominees)
- ✓ **Committee roles** for new directors
- ✓ Standstill lasting **through** the 2020 AGM
- ✓ Expense reimbursement
- ✓ **CEO Mr. Baker WILL resign**

October 18, 2019

OFFER REJECTED

*"Given the significantly changed circumstances, my client **cannot accept anything less than majority representation on the Board** so they would propose 4/7 with the 4 new directors picked by Velan (4 of their current nominees and then Baker and another director to come off the Board)."*
– Velan Counsel, October 18, 2019

*Velan's counsel cited the deal as the reason to reject PGNX's latest offer despite Velan's **knowledge** of the deal for at least three weeks when it made its offer on September 8th.*

*Mr. Baker is **willing to step aside** in order to give shareholders an **unfettered vote***

*Progenics' most recent settlement proposal is virtually **identical** to Velan's last counter*

PGNX has made no less than 7 settlement offers

Velan REJECTED our last settlement offer, despite repeated statements indicating Mr. Baker's removal was the only gating item

Denotes Settlement Offer made by Progenics.
Denotes Settlement Offer made by Velan.

Part IV: A Board and Management Team Poised to Create Shareholder Value

Highly Experienced and Accomplished Board…

Pro forma Lantheus + Progenics Board

Well-balanced and highly qualified Board

- ✓ **Lantheus' Board will remain intact** with the addition of Progenics' independent Director, Bradley Campbell
- ✓ Director backgrounds are diverse and complementary, bringing together **years of experience** and leadership at **world-class pharmaceutical companies**
- ✓ Board includes **multiple current or former seasoned executives** who **have proven success of advancing pipeline** products and **driving commercial growth**

Lantheus Medical Imaging



Brian Markison
Chairman



Mary Anne Heino
President, CEO & Director



James Clemmer
Director



Samuel Leno
Director



Julie McHugh
Director



Gary Pruden
Director



Kenneth Pucel
Director



Dr. Frederick Robertson
Director



Dr. Derace Schaffer
Director



Dr. James Thrall
Director

Progenics Pharmaceuticals



Bradley Campbell
Director

Combined Board is committed to overseeing management and alignment of shareholder interests to generate sustainable value

…That Delivers Shareholder Value

Name	Date Joined Board	TSR Since Appointment	Public Company Board / Management Experience	Oncology / Therapeutic Experience	Financial Expertise	Commercial Development Expertise	Independent Director
Mary Anne Heino	8/31/2015	287.0%	✓	✓		✓	
Brian Markison	9/6/2012	273.7%[1]	✓	✓	✓	✓	✓
James Clemmer	7/9/2015	243.3%	✓		✓	✓	✓
Samuel Leno	5/7/2012	273.7%[1]	✓		✓		✓
Julie McHugh	1/23/2017	181.1%	✓	✓	✓	✓	✓
Gary Pruden	2/28/2018	57.1%	✓	✓	✓		✓
Kenneth Pucel	2/28/2018	57.1%	✓			✓	✓
Dr. Frederick Robertson	3/4/2016	1,077.9%	✓	✓	✓	✓	✓
Dr. Derace Schaffer	3/4/2016	1,077.9%	✓	✓			✓
Dr. James Thrall	2/28/2018	57.1%	✓	✓			✓

Average TSR 359%[2]

Lantheus' Board has the right mix of skills and experience to create long-term shareholder value

(1) As the Director has been on the Board from before the company went public, we used the company's first public trading date of 6/26/2015 to calculate their TSR.
(2) Shareholder return calculated as the simple average TSR for all of Lantheus' Directors from the date they respectively joined the Board through the transaction announcement on 10/1/2019.

The Combined Company Is Led by an Experienced Leadership Team



Mary Anne Heino
President and Chief Executive Officer

- ✓ *Former President, Angelini Labopharm*
- ✓ *Currently on the Board of MassMEDIC*
- ✓ *Executive Committee Massachusetts Business Roundtable*
- ✓ *30 years of diverse **pharma industry experience***



John Bolla
Chief Operations Officer

- ✓ *Former VP, Supply Chain North America at GSK, among other senior leadership roles*
- ✓ *22 years of diverse **supply chain, operations** and **manufacturing experience in the pharma industry***



Robert J. Marshall Jr.
Chief Financial Officer and Treasurer

- ✓ *Former VP, Americas Finance at Zimmer Biomet among various other senior leadership roles including Corporate Treasurer and VP of Investor Relations*
- ✓ *30 years of **finance experience**, including in **M&A, capital markets and investor relations***

Progenics Pharmaceuticals + Lantheus Medical Imaging

The announced leadership team has the experience necessary and a track record for create long-term success

Combined Board and Corporate Governance Highlights

Board Highlights

Chairman: **Independent**

Board Size: **11**

Average Director tenure: **3.1 years**[(1)]

Pro forma Director stock ownership: **1.5%**[(1)]

Independent Directors: **10**

Female Directors: **2**

- ✓ Director stock ownership and retention requirements
- ✓ Separation of Chairman and CEO roles requirement
- ✓ Three independent Directors added since 2016

Corporate Governance Highlights

- ✓ Ability to call special meetings (50.1%)
- ✓ Ability to approve mergers by majority vote
- ✓ Ability to amend certain charter and bylaws by majority vote
- ✓ Cumulative voting prohibited
- ✓ No shareholder rights plan in place
- ✓ Opted out of Delaware's Freezeout Provision

The combined company Board is committed to ongoing governance enhancements and alignment with shareholder interests

(1) Excludes Bradley Campbell.

A Combination with Lantheus Accelerates Strategic Priorities Focused on Creating Long-term Shareholder Value

Progenics Pharmaceuticals

+

Lantheus Medical Imaging

- ✓ A **highly complementary portfolio** of ultrasound and radiopharmaceutical diagnostics and oncology therapeutics
- ✓ **Diversified revenue streams**, enhanced cashflow generation, eliminated future financing needs, and **sustainable long-term profitable growth**
- ✓ **Acceleration of** an exceedingly robust pipeline leading to further **successful commercialization**
- ✓ Supported by **Lantheus' proven expertise** in commercial, manufacturing, radioisotope supply chain and clinical development
- ✓ **A management team and Board** with a track-record of creating long-term shareholder value

The best path to long-term shareholder value maximization

Shareholders Voted – PGNX Continues to Execute

- ✓ The Progenics Board heard the **call for change** at the Annual Meeting and has **taken appropriate and responsive steps** to address shareholder feedback
- ✓ The Lantheus transaction reflects the **culmination of thoughtful discussion and analysis** between Progenics and Lantheus far preceding any engagement by Velan
- ✓ The Board **judiciously reviewed the Company's strategy as well as its future as a standalone company** and concluded that the transaction with Lantheus provides the strongest opportunity for value creation
- ✓ The transaction is **compelling both strategically and operationally, and addresses shareholders' concerns regarding the Company's management and Board experience**
- ✓ **Velan's ultimate motive has always been control**, and it has continued to spin exaggerated and misleading arguments with the benefit of hindsight to seek disproportionate change
- ✓ Velan is **wrongfully forcing shareholders into making a pivotal decision** on our Board and the Company's future before allowing shareholders to have full information about the transaction with Lantheus to assess the Board's stewardship
- ✓ Handing over any Board seats to Velan, even a minority of those seats, could lead to **significant disruption, delay, risk and value erosion** for the rest of the Progenics shareholders
- ✓ **Your recommendation against Velan's consent solicitation will ensure Progenics shareholders' have a clean and unfettered vote on the Lantheus transaction, which we believe provides the best path for long-term value maximization**

PGNX is taking action to provide the best path for long-term value maximization for shareholders

Appendix

Progenics Pharmaceuticals®
Find Fight and Follow®

While the Oncology Biopharma Industry Has Experienced Challenges, PGNX Has Performed Largely In-Line with Peers...

The NBI index is not an appropriate index to benchmark against PGNX's share price performance because it includes a diverse set of companies that do not have the same risk profile of small cap, development stage oncology companies

1-, 3-, 5-Year TSR to 1-Day Prior to Lantheus Deal Announcement


Proxy Peers(1)
Small-Cap Oncology Biopharma(2)
PGNX
1-Year
3-Year
5-Year
0%
(15%)
(30%)
(45%)
(38%)
(17%)
(20%)
(39%)
(13%)
(22%)
(39%)
(39%)
(1%)


Proxy Peers(1)
Small-Cap Oncology Biopharma (2)
PGNX
80%
60%
40%
20%
0%
-20%
Jan-19
Feb-19
Mar-19
Apr-19
May-19
Jun-19
Jul-19
Aug-19
Sep-19
Oct-19
August 12th
Velan Threatens Board Replacement in Press Release
▼ PGNX Shares (16%)
August 20th
Velan Files 13D/A & Reiterates Threat
▼ PGNX Shares (3%)
September 18th
Velan Files Preliminary Consent Statement
▼ PGNX Shares (1%)
PGNX / LNTH Deal Announced
October 8th
Velan Files Definitive Consent Statement
▼ PGNX Shares (5%)
15.2%
6.2%

...despite the overhang that Velan's actions have put on our stock

Source: FactSet as of 10/9/2019.

(1) Peer group defined in Progenics' 2019 proxy statement.

(2) Small cap oncology biopharma consists of all actively traded oncology biopharma companies on a United States exchange with a market cap between $250m to $2bn, including a total of 40 companies. Further detailed in the Appendix.

Termination fee is inline with industry precedents and not tied to Progenics shareholder approval

Overview of Termination Fee

- Company termination fee of $18,340,000 is payable if:
  - Agreement is terminated due to i) a willful and material violation of the non-solicit or ii) Progenics' board fails to recommend or changes its recommendation, which may only occur following a superior proposal or intervening event; or
  - Agreement is terminated in certain scenarios and within 12 months of such termination, the Company enters into a definitive agreement with a third party
- Company termination fee is not payable in the event Progenics shareholders do not approve the transaction.
  - Progenics may owe an expense reimbursement of up to $5,240,000 in this scenario

Termination fee is comparable to similar public company transactions

- Progenics termination fee ($mm): $18,340,000
- Progenics termination fee (% of equity value): 3.5%
- Median termination fee per 2017 American Bar Association Study[(1)]: 3.43%
- Median termination fee per 2015 Houlihan Lokey Study[(2)]: 3.3%

Note: Refer to publicly filed Agreement and Plan of Merger for complete terms and conditions of the termination fee.

(1) Per the American Bar Association's Strategic Buyer / Public Target M&A Deal Points Study. The study sourced transactions from FactSet and analyzed acquisition agreements for acquisitions of U.S. publicly traded targets by strategic buyers for transactions announced in 2016.

(2) Per Houlihan Lokey's 2015 Transaction Termination Fee Study. The study sourced transactions from Thomson Reuters and applied the following screening criteria: the target company was a U.S. public company, the transaction announcement date was between January 1, 2015 and December 31, 2015, the transaction value was greater than $50 million, the transaction type, as classified by Thomson Reuters, comprised acquisitions of full or majority interest, leveraged buyouts and tender offers (bankruptcy, divestiture, and spinoff transactions were excluded), the deal status was completed, pending, or withdrawn and the target termination fee was disclosed.

Increasing Value Through Synergy and Capital Enhancement

	Near Term	Mid Term	Long Term
Strategic	▪ **Experienced management team** with a successful track record of **product commercialization and operational execution** ▪ Effective Board oversight with **strong commercial, operational** and **financial expertise** ▪ **Diversified revenue stream** with additional complimentary products	▪ **Management oversight with a proven expertise** in handling clinical trials, developing products through the pipeline, and R&D prioritization ▪ **Increased liquidity** to support disciplined capital deployment ▪ Commercialized sales to fund future operations and **potentially provide capital to shareholders** ▪ PGNX will **benefit from LNTH's established infrastructure**, unavailable to PGNX as a standalone company	▪ **Isotope expertise** can be leveraged for in-house development, in-licensing and manufacturing ▪ Becoming the **partner-of-choice for emerging use of isotopes as biomarkers** for innovative immuno-oncology therapies
Financial	▪ **Bolsters cash flow generation** providing additional solvency for increased investments ▪ **Immediate revenue and cost synergies** captured across the entire product portfolio of complimentary assets ▪ Gross margin **improvements**	▪ **~$15 - $20 million** in realizable **cost savings** expected by 2020 ▪ **Pro forma ROIC reaching double digits in year 2** and over 20% thereafter ▪ **Accretive to LNTH's EPS** by 2022	▪ Strong balance sheet providing **financial flexibility** ▪ LNTH to achieve **further accretion** as high value pipeline is commercialized

The combined company is positioned for long-term, sustainable revenue growth, margin expansion and FCF generation

Combination Drives Value Creation Across Multiple Fronts

Robust & Complementary Portfolio of Assets	✓ Transaction is at the forefront of radiopharma's trajectory – combining diagnostics and therapeutics to improve patient care ✓ Complementary portfolio of ultrasound and radiopharmaceutical diagnostics and oncology therapeutics ✓ #1 market-leading ultrasound contrast product (DEFINITY) ✓ First FDA-approved treatment for two ultra rare cancers (AZEDRA)
Attractive Financial Profile	✓ Improved top line growth, operational execution, and expected $20m in synergy and additional cost avoidance opportunities ✓ Enhanced cash flow generation and accretive to LNTH's EPS ✓ Positioned for sustainable, long-term, profitable growth with multiple revenue streams ✓ No increased debt burden allowing for financial flexibility
Experienced Leadership	✓ Proven commercial, manufacturing, radioisotope supply chain and clinical development expertise ✓ Highly specialized field personnel ✓ Decades of leadership experience
Commercialization	✓ Accelerates an established and robust pipeline ✓ Deep experience in commercialization of radiopharmaceuticals ✓ Fully integrated capabilities with strategic partners

The transaction captures strategic & financial synergies which are expected to generate enhanced shareholder value

The Transaction Provides a Robust Pipeline with Clear Value Drivers



DISCOVERY
PRECLINICAL
PHASE 1
PHASE 2
PHASE 3
FILING

Product	Development Partners
DEFINITY *Octafluoropropane - Left Ventricular Ejection Fraction*	• Lantheus developing
DEFINITY *Octafluoropropane - Room Temperature Formulation*	• Lantheus developing
Flurpiridaz F 18 *PET Myocardial Perfusion Imaging*	• Lantheus partnership with GE Healthcare[1]
LMI 1195 *Flubrobenguane - Neuroendocrine Tumors in Pediatric / Adult Populations*	• Lantheus developing
Cerevast Retinal Vein Occlusion Technology *Proprietary therapeutic ultrasound technology - Microbubble Franchise*	• Lantheus partnership with Cerevast[2]
NM-01 ^{99m}Tc *Anti-PD-L1 Biomarker Single-Domain Antibody*	• Lantheus partnership with NanoMab[3]
PyL™ F 18 *PSMA-targeted PET / CT Imaging Agent*	• Progenics developing • Licensed in Europe by Curium
1095 I-131 *PSMA-targeted Small Molecule Therapeutic*	• Progenics developing
1404 ^{99m}Tc *PSMA-targeted SPECT / CT Imaging Agent*	• Licensed in Europe by ROTOP
PSMA TTC Th 227 *PSMA-targeted Conjugate Therapeutic*	• Progenics partnership with Bayer[4]
PSMA AI *Automated reading of PSMA images using AI*	• Progenics developing

Legend: NCE Precision Diagnostic; Life Cycle Management; NCE Therapeutic; Digital Solution

1. GE Healthcare is conducting the second phase 3 study.
2. Clinical development program conducted by Cerevast.
3. Ongoing Phase 1 clinical development conducted by NanoMab.
4. Clinical development program conducted by Bayer.

NCE: New Chemical Entity

Creating a Well-Balanced Portfolio of Diagnostics to Therapeutics

Precision Diagnostics

DEFINITY (Perflutren Lipid Microsphere)
TechneLite (Technetium Tc99m Generator)
NEUROLITE (Kit for the Preparation of Technetium Tc99m Bicisate for Injection)
Cardiolite (Kit for the Preparation of Technetium Tc99m Sestamibi for Injection)
Xenon Xe 133 Gas
Thallium (Thallous Chloride Tl 201 Injection)
Gallium (Gallium Citrate Ga 67 Injection)
Fludeoxyglucose F 18 Injection (FDG F 18)

DEFINITY

- Benefits from unparalleled market and brand position
- Dedicated salesforce that drives advocacy and awareness
- Long-standing relationships with sonographers/echocardiologists
- New formulation has patent protection to 2035

Radiopharmaceuticals

- Cardiolite recognized as most widely-used diagnostic product launched in the U.S. to date
- Wide range of diagnostic imaging for cardiac perfusion, pulmonary function, and cerebral blood flow
- Radiopharmaceutical business requires unique expertise including complex supply chain logistics

Oncology

AZEDRA
QUADRAMET (SAMARIUM SM 153 LEXIDRONAM INJECTION)
RELISTOR methylnaltrexone bromide
aBSI (AUTOMATED BONE SCAN INDEX)

AZEDRA

- First/only FDA-approved treatment for adults and pediatric patients 12 and older with iobenguane scan positive, unresectable, locally advanced or metastatic pheo/para who require systemic anticancer therapy

RELISTOR

- Only treatment with oral and subcutaneous formulations to treat opioid-induced constipation (OIC) in adults with chronic pain – targeted action treats the cause of OIC
- Licensed to Bausch Health

QUADRAMET

- Injectable radiopharmaceutical primarily used to treat pain associated with osteoblastic and mixed bone metastases confirmed on radionuclide bone scan

Automated Bone Scan Index

- Software as a medical device, is designed to quantify the disease burden in bone scans of metastatic prostate cancer patients

Complementary products position the combined company to better serve patients and generate sustainable revenue

The Transaction Provides a Strong Financial Outlook

Increased Gross Margins	▪ **Gross margin improvement** through enhanced revenue growth and realizable cost savings and efficiencies ▪ Additional longer-term opportunities from **diversified revenue / product mix**
Accretive to LNTH's EPS	▪ Complementary portfolio of assets and realizable cost savings – expect to achieve approximately **$15 – $20 million in run-rate cost savings by 2022** ▪ Accretion expected to be achieved in reasonable timeframe as high-value pipeline is commercialized ▪ **Accretive to LNTH's EPS** by 2022
Cash Flow Generating	▪ **Enhanced free cash flow** with improved top line growth, operational execution and expected synergy and cost avoidance opportunities ▪ **Strong liquidity position** supports disciplined capital deployment
Increasing ROIC	▪ Strong and increasingly attractive pro forma ROIC metrics ▪ **Pro forma ROIC reaching double digits** in year 2 and ≥ 20% thereafter
A Healthy Balance Sheet	▪ Committed to returning to a leverage ratio of approximately **2.5x – 1.5x** within two years following the close of the transaction ▪ Strong balance sheet provides **financial flexibility**

The transaction puts the combined company in a financial position for sustainable growth and value creation

Highly Leveraged Biotech and Pharmaceutical Companies have been Punished by Investors

($ in millions)

Company Name	Ticker	Market Capitalization	Total Debt	Revenue (LTM)	% Price Change (LTM)
Theravance Biopharma Inc	TBPH	$975.3	$511.9	$60.1	(40.9%)
TherapeuticsMD, Inc.	TXMD	916.6	197.8	18.6	(30.7%)
Intrexon Corporation	XON	836.3	256.9	135.0	(63.0%)
Omeros Corporation	OMER	786.6	182.0	75.2	0.6%
Karyopharm Therapeutics, Inc.	KPTI	689.8	121.7	10.1	(9.2%)
Cytokinetics, Incorporated	CYTK	666.6	185.7	35.6	56.5%
Flexion Therapeutics, Inc.	FLXN	571.2	164.9	44.1	(20.9%)
Retrophin, Inc.	RTRX	488.8	210.8	168.8	(55.0%)
ImmunoGen, Inc.	IMGN	401.7	165.9	48.8	(63.9%)
Dermira Inc	DERM	396.0	328.7	72.1	(44.3%)
AMAG Pharmaceuticals, Inc.	AMAG	389.3	276.7	364.3	(49.7%)
DynavaxTechnologies Corporation	DVAX	357.3	212.9	20.9	(60.8%)
Agenus Inc.	AGEN	351.5	234.2	114.9	30.6%
Lexicon Pharmaceuticals, Inc.	LXRX	350.7	246.9	42.8	(62.1%)
Recro Pharma, Inc.	REPH	293.8	109.0	92.4	81.2%
Puma Biotechnology, Inc.	PBYI	269.6	119.8	286.7	(83.6%)
MannKind Corporation	MNKD	246.5	111.9	53.0	(34.7%)
La Jolla Pharmaceutical Company	LJPC	234.8	154.9	17.8	(46.5%)
Sorrento Therapeutics, Inc.	SRNE	219.9	310.3	23.7	(54.1%)
Clovis Oncology, Inc.	CLVS	188.0	612.9	119.2	(86.9%)
AcelRx Pharmaceuticals, Inc.	ACRX	174.0	122.9	2.2	(39.7%)
Avadel Pharmaceuticals Plc	AVDL	128.9	135.7	74.7	(15.9%)
Acorda Therapeutics, Inc.	ACOR	114.4	410.9	306.2	(86.7%)
Kala Pharmaceuticals, Inc.	KALA	114.3	101.7	3.4	(63.6%)
Adamas Pharmaceuticals, Inc.	ADMS	111.1	133.1	48.3	(77.6%)
Novavax, Inc.	NVAX	105.5	331.7	21.2	(88.3%)
Paratek Pharmaceuticals Inc	PRTK	104.1	262.7	20.7	(65.7%)
Companies w/ $100+ Million Debt Balance:					
	Median:	$351	$198	$49	(49.7%)
	Average:	$388	$230	$84	(39.8%)
Companies w/ $200+ Million Debt Balance:					
	Median:	$352	$277	$72	(60.8%)
	Average:	$375	$324	$113	(55.9%)

Source: Capital IQ and FactSet.

Note: Financial data as of October 21, 2019. List assumes $100 million – $1.0 billion market cap biotech and pharmaceutical companies trading on U.S. exchanges with existing revenue and $100 million or greater in debt.

Endocyte's Sale Price is Not Comparable to Progenics Given Differences in Probability of Success Driven by POC Data and Phase of Development

Endocyte – Enterprise Value (TEV)



($mm)
$1,800
$1,500
$1,200
$900
$600
$300
$0
Oct-17
Nov-17
Dec-17
Jan-18
Feb-18
Mar-18
Apr-18
May-18
Jun-18
Jul-18
Aug-18
Sep-18
Oct-18
Nov-18
October 2, 2017: Acquires PSMA-617; in September announced positive POC Phase 2 data showing a 57% PSA response rate and 71% interim response rate in soft tissue lesions in patients who had previously failed conventional therapies; median overall survival was 12.7 months;
TEV of $55 million
February 26, 2018: PSMA-617 Phase 3 trial and supply agreement are announced;
TEV of $106 million
June 5, 2018: Enrolls 1st patient in Phase 3 registration trial of PSMA-617;
TEV of $718 million
October 18, 2018: Novartis acquires Endocyte for TEV of $1.8 billion

- **Endocyte's premium valuation driven by:**
  - **Increased probability of success supported by positive proof of concept Phase 2 data**
  - **Advanced stage of clinical development and time to approval with asset in ongoing Phase 3 at time of acquisition**

Progenics has not yet reached P2 POC readout

	POC Data	In Phase 3
Endocyte (PSMA-617)	✓	✓
Progenics (1095)	X	X

Although 1095 is an extremely promising compound, it does not have proof of concept data and is far earlier than where Endocyte was when it achieved a significant valuation

Sources: Press Releases and Capital IQ.
Note: Progenics acquired MIP at a discount, which includes 1095 and other late pipeline assets, in January 2013.

Blue Earth Transaction Value is Not a Valid Comparison to Progenics' PyL

	BLUE EARTH DIAGNOSTICS	Progenics Pharmaceuticals
Product	Axumin™ (fluciclovine F18)	PyL (^{18}F-DCFPyL)
Indication	PET imaging agent for prostate cancer	PET imaging agent for prostate cancer
US Phase of Development	Approved (May 2016)	Phase 3
EU Phase of Development	Approved (May 2017)	EMA regulatory pathway pending
Partners	N/A	Curium (EU)
FY2019 Revenue	~$140 million[1]	$0 million
Margin Profile	Cash flow generating	Negative, as funding required for ongoing clinical trial

Applying the Transaction Value for a revenue producing, cash flowing asset like Blue Earth, makes for a misleading comparison to Progenics PyL; PyL is an unapproved product without revenue, Blue Earth sold for ~3.4x Revenue

1. Per Blue Earth Diagnostics' press release announcing sale to Bracco Imaging on August 1, 2019; expected to generate revenues of ~$140 million in the year ended September 2019.

Velan Has Consistently Sought Disproportionate Influence

Velan's Continuous Demands for Board Control

April 15, 2019 — **6 of 7** — Velan's Original Demand for Board Control

April 24, 2019 — **3 of 7** — Velan Demands Board Representation

April 30, 2019 — **3 of 9** — Velan Enhances Demand for Board Representation

"It also merits noting here that Progenics appears to have made reasonable efforts at a settlement...", "...we do not agree... that any adequate settlement requires the removal of a sitting director." [1]

June 13, 2019 — **OFFER REJECTED** — **2 of 9**

July 11, 2019

After 2019 AGM...

- ✓ 2 Director resignations, including Chairman
- ✓ Began CEO succession planning
- ✓ Reconstituted Board Committees
- ✓ Conducted shareholder roadshow
- ✓ Continue to evaluate PGNX strategic alternatives, concluding in a value driving transaction

Further detail on page 10.

September 8, 2019 — Velan Escalates Demand for Board Representation — **3 of 8**

October 8, 2019 — **5 of 7**

October 17, 2019 — **OFFER REJECTED** — **2 of 6**

"...my client cannot accept anything less than majority representation on the Board so they would propose 4/7 with the 4 new directors picked by Velan (4 of their current nominees and then Baker and another director to come off the Board)."
– Velan Counsel, October 18, 2019

PGNX has made no less than 7 settlement offers

Materially similar to Velan's prior demand

	April 15, 2019	April 24, 2019	April 30, 2019	June 13, 2019 — Progenics' Final Settlement Offer Before the AGM	July 11, 2019	September 8, 2019	October 8, 2019	October 17, 2019 — Progenics' Latest Settlement Offer
Velan's Ownership % [2]	~8.0%	~8.4%	~9.1%	~9.1%		~11.6%	~11.7%	~11.7%
Velan's Board Representation Demand	Replace 6 of 7 with Velan associates	Replace 3 of 7 with Velan associates	Replace 3 of 9 with Velan associates, including role of Chairman	Appoint 2 of 9 Velan independents & grant immediate roles on committees		*Replace 3 of 8 with 2 **Velan nominees** and 1 mutually agreed upon nominee, with **committee roles. CEO resigns by year-end.** Majority of Velan nominees to approve new Chairman.*	*Replace 5 of 7 with 5 Velan nominees.*	*Appoint 2 of 6 with 2 **Velan nominees**, with **committee roles. CEO resigns**.*
PGNX Concerns with Velan's Demands	*Past interlocking business relationships and significant ESG concerns...*		*...plus additional unwarranted control*	*PGNX offers Velan representation and access to effect change; Velan denies*		*Disproportionate control*	*Total control*	*Velan explicitly states they cannot accept anything less than majority representation*

(1) Glass Lewis' PGNX 2019 AGM Proxy Paper – June 28, 2019.
(2) Velan's ownership calculated through 13D filings.

Timeline of Velan Knowledge and Latest Settlement Offer

Date	Action
June 21	Lantheus submits a private, non-binding indication of interest to acquire Progenics.
August 9	Progenics issues 2Q 2019 earnings release.
August 12	The Velan Group issues press release critical of Progenics. The closing price of the Progenics shares declines 16.1%, from $4.65 on August 9 to $3.90 on August 12. Velan buys 125,000 Progenics shares at $4.10; LTE Partners, LLC ("LTE") buys 125,000 Progenics shares at $4.21.
August 13	Velan buys 170,642 Progenics shares at $4.00.
August 14	Mr. Venkataraman contacts a representative of Lantheus' financial advisor, saying that the Velan Group knows of a proposed Lantheus-Progenics deal and is opposed to it, without knowing any of the underlying terms, which have not yet been agreed to or publicly disclosed. Mr. Venkataraman states that he has come into contact with the source of his information about the potential through interviewing other directors and executives in connection with his other business ventures. Financial advisor representative declines to comment.
August 19	Lantheus submits a revised non-binding indication of interest to acquire Progenics at an implied share price of $5.95, a 68.1% premium to the closing price of Progenics shares on that day of $3.54.
August 21	Velan buys 80,000 Progenics shares at $4.00.
August 22	Velan buys 613,874 Progenics shares at $4.30. After hours, Progenics makes a counterproposal of economic terms to Lantheus at an implied share price of $6.19, a 37.6% premium to the closing price of Progenics shares on that day of $4.50.
August 23	Velan buys 130,826 Progenics shares at $4.31. Lantheus agrees to the economic terms of Progenics' counterproposal, subject to due diligence and the negotiation and execution of a merger agreement.
August 26	Velan buys a total of 73,230 Progenics shares at $4.30.
September 3	Velan buys a total of 277,424 Progenics shares at $4.39.
September 4	Velan buys a total of 243,614 Progenics shares at $4.51.

Timeline of Velan Knowledge and Latest Settlement Offer (cont'd)

Date	Action
September 5	LTE buys a total of 43,520 Progenics shares at $4.62.
September 8	Velan demands PGNX appoint 3 of 8 directors (2 Velan nominees and 1 mutually agreed upon nominee), committee roles for new directors, standstill lasting through the 2020 AGM, Board Chair agreed upon by 6 members of the reconstituted Board, and CEO Mark Baker resignation by year end.
September 9	Velan buys a total of 72,023 Progenics shares at $4.99; LTE buys a total of 21,480 Progenics shares at $4.94.
September 11	Progenics offers to appoint 3 of 8 directors (2 Velan nominees and 1 mutually agreed upon nominee), committee roles for new directors, standstill lasting through the 2020 AGM, Board Chair must be agreed upon by 6 members of the reconstituted Board, expense reimbursement. Offer does not including the resignation of Mr. Baker by year end.
September 16	Velan insists a settlement cannot be reached unless Mr. Baker resigns
September 18	**The Velan Group launches consent solicitation.** **That same evening, the Velan Group members, Mr. Venkataraman and Mr. Sarpangal approach two representatives of Lantheus' financial advisor at a conference hosted by the financial advisor, again saying that the Velan Group knows of proposed Lantheus-Progenics deal and is opposed to it, again prior to the contract terms being finalized or publicly disclosed. Mr. Venkataraman states that he has two sources that have told him about the deal, including an investment banker. He also tells one of the financial advisor's representatives that he knows exactly which banker is advising Lantheus on this potential Transaction and that the Velan Group will "spend millions of dollars" to oppose a transaction between Progenics and Lantheus.** **Members of the Velan Group, including Mr. Sarpangal, attend a dinner seated next to a Progenics director and do not raise the topic of the Transaction.**
September 20	The Velan Group's counsel writes to counsel for Progenics: "…Velan continues to remain open to constructive dialogue and as you know, can withdraw its consent solicitation at any time, but any such agreement must directly address this key issue [(the resignation of Mark Baker, Progenics' Chief Executive Officer)]."
October 17	Progenics' counsel makes the Company's latest settlement proposal to the Velan Group's counsel that proposes Mr. Baker's resignation and that the Velan Group will designate 33% of the Board (the highest percentage of the Board ever offered to the Velan Group during settlement negotiations).
October 18	Counsel for the Velan Group rejects the Company's October 17 offer, stating that "[g]iven the significantly changed circumstances, [the Velan Group] cannot accept anything less than majority representation on the Board…."

Shedding Light on Velan's False and Misleading Claims Surrounding Dr. Scheinberg's "Conflicts"

Velan's Misleading Statements	PGNX Board Truthful Response
"Dr. Scheinberg was compensated... for his service as a Progenics director... *... Memorial Sloan Kettering ("MSK") has had recent issues regarding its employees and outside financial interests"*	✓ Dr. Scheinberg is in **compliance with MSK's policy** – His role as a Board member at PGNX is **reviewed and approved annually by MSK**
"...Dr. Scheinberg appears to be a 'Covered Person' given his clinical involvement yet has no disclosure relating to Progenics despite Sloan Kettering's call for transparency..."	✓ Dr. Scheinberg's role at PGNX is **fully disclosed as per MSK's policies** ✓ He is **not involved in clinical trials, clinical care or purchasing** related to PGNX products at MSK ✓ Dr. Scheinberg was not involved/named in either of our whistleblower actions
"...decade-long tenures presiding over poor performance..."	✓ During his tenure, PGNX has advanced **from a small startup to a half billion dollar company** with: – **Three FDA approved drugs** – **Multiple out-licenses** of PGNX products

Dr. Scheinberg's medical expertise has been a critical driver in creating value for Progenics' shareholders

(1) Velan Investor Presentation – October 21, 2019.

Velan's "Potential Alarming Issues" are Unfounded and Inaccurate

Velan's Misguided Attacks

Direct Screenshots from Velan's Investor Presentation[1]

POTENTIAL DISCLOSURE ISSUES & MISLEADING STATEMENTS[1,2]

- **Not disclosing CPDC's import ban in August 2018 mere days before raising $75 million in a follow-on offering (if known at the time) and not disclosing IRE's potential plant shutdown or supply chain constraints for AZEDRA, PyL and 1095**

POTENTIAL SUPPLY CHAIN CONCERNS[1]

- **Centre for Probe Development & Commercialization ("CPDC") import ban in August 2018**
- **Capacity and production limitations for 1095 (at CPDC) and AZEDRA (in Somerset)**

× **Velan's above claims are a blatant misrepresentation of the facts to skew the narrative and tarnish Progenics' leadership**

The Facts

- ✓ The import ban derived from a failed FDA inspection
- ✓ The ban **did not impact the manufacturer's ability to deliver PGNX products in Canada**
- ✓ Recently, the FDA re-inspected the ("CPDC") and concluded **no further issues**
- ✓ FDA is expected to **lift the ban in the next 30 days**
- ✓ Then, PGNX will file with the FDA and the FDA typically takes 30 days to approve, at which time shipping can **commence to U.S. hospitals for the 1095 trial**
- ✓ **IRE will NOT be shutting down its operations** during its ongoing conversion from high enriched uranium to low enriched uranium, resulting in no foreseeable interruption in the radioisotope supply

Velan's baseless claims illustrate the distraction and chaos they cause which will lead to value destruction

(1) Velan Investor Presentation – October 21, 2019.

Peer Groups

Small-Cap Oncology Biopharma Peers[1]

Symbol	Name	Symbol	Name
AGEN	Agenus Inc.	IGMS	IGM Biosciences, Inc.
AGIO	Agios Pharmaceuticals, Inc.	IMGN	ImmunoGen, Inc.
ANAB	AnaptysBio, Inc.	KPTI	Karyopharm Therapeutics, Inc.
ARQL	ArQule, Inc.	KURA	Kura Oncology, Inc.
ATRA	Atara Biotherapeutics Inc	MGNX	MacroGenics, Inc.
AUTL	Autolus Therapeutics Plc Sponsored ADR	MRUS	Merus N.V.
BCEL	Atreca, Inc. Class A	MTEM	Molecular Templates, Inc.
BYSI	BeyondSpring Inc.	NXTC	NextCure, Inc.
CASI	CASI Pharmaceuticals Inc	ODT	Odonate Therapeutics, Inc.
CGEN	Compugen Ltd.	PBYI	Puma Biotechnology, Inc.
CTMX	CytomX Therapeutics, Inc.	PFNX	Pfenex, Inc.
CVM	CEL-SCI Corporation	RCUS	Arcus Biosciences, Inc.
DCPH	Deciphera Pharmaceuticals, Inc.	REPL	Replimune Group, Inc.
DTIL	Precision BioSciences, Inc.	STML	Stemline Therapeutics, Inc.
EGRX	Eagle Pharmaceuticals, Inc.	TCRR	TCR2 Therapeutics, Inc.
EPZM	Epizyme, Inc.	THOR	Synthorx, Inc.
FATE	Fate Therapeutics, Inc.	TPTX	Turning Point Therapeutics, Inc.
GRTS	Gritstone Oncology, Inc.	XBIT	XBiotech, Inc.
GTHX	G1 Therapeutics, Inc.	YMAB	Y-mAbs Therapeutics, Inc.
HARP	Harpoon Therapeutics, Inc.	ZIOP	ZIOPHARM Oncology, Inc.

2019 Proxy Peers[2]

Symbol	Name
AGEN	Agenus Inc.
ARRY	Array BioPharma Inc.
BCRX	BioCryst Pharmaceuticals, Inc.
BDSI	BioDelivery Sciences International, Inc.
CTIC	CTI BioPharma Corp.
CRIS	Curis, Inc.
GTXI	GTx Inc.
IMMU	Immunomedics, Inc.
MGNX	MacroGenics, Inc.
OMED	OncoMed Pharmaceuticals, Inc.
RIGL	Rigel Pharmaceuticals, Inc.
SCMP	Sucampo Pharmaceuticals, Inc.
VNDA	Vanda Pharmaceuticals Inc.
XNCR	Xencor, Inc.
XOMA	XOMA Corporation

(1) Small cap oncology biopharma consists of all actively traded oncology biopharma companies on a United States exchange with a market cap between $250m to $2bn, including a total of 40 companies.
(2) Peer group defined in Progenics' 2019 proxy statement. Analysis excludes companies which have since been acquired and are no longer actively traded.